EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                       VITESSE SEMICONDUCTOR CORPORATION,

                           SOUTHPAW ACQUISITION CORP.,

                               SITERA INCORPORATED

                      AND, WITH RESPECT TO ARTICLE 8 ONLY,

                               STEVEN P. FLANNERY

                         AS STOCKHOLDER REPRESENTATIVE,

                                       AND

                      U.S. BANK TRUST NATIONAL ASSOCIATION

                                 AS ESCROW AGENT

                           Dated as of April 19, 2000

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                                TABLE OF CONTENTS

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                                    ARTICLE 1
                                   THE MERGER

SECTION 1.01.  The Merger......................................................2
SECTION 1.02.  Effective Time..................................................2
SECTION 1.03.  Effect of the Merger............................................2
SECTION 1.04.  Certificate of Incorporation; Bylaws............................2
SECTION 1.05.  Directors and Officers..........................................3
SECTION 1.06.  Maximum Shares to Be Issued; Effect on Capital Stock............3
SECTION 1.07.  Dissenting Shares...............................................8
SECTION 1.08.  Surrender of Certificates.......................................8
SECTION 1.09.  No Further Ownership Rights in Company Preferred Stock or
           Company Common Stock...............................................10
SECTION 1.10.  Dissenting Shares After Payment of Fair Value..................11
SECTION 1.11.  Tax and Accounting Consequences................................11
SECTION 1.12.  Taking of Necessary Action; Further Action.....................11

                                    ARTICLE 2
                                   DEFINITIONS

SECTION 2.01.  Definitions....................................................11

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.  Organization of the Company....................................15
SECTION 3.02.  Subsidiaries...................................................16
SECTION 3.03.  Company Capital Structure......................................16
SECTION 3.04.  Authority......................................................17
SECTION 3.05.  No Conflict....................................................18
SECTION 3.06.  Consents.......................................................18
SECTION 3.07.  Company Financial Statements...................................18
SECTION 3.08.  No Undisclosed Liabilities.....................................19
SECTION 3.09.  No Changes.....................................................19
SECTION 3.10.  Taxes..........................................................21
SECTION 3.11.  Employee Benefit Plans.........................................22
SECTION 3.12.  Environmental Matters..........................................25
SECTION 3.13.  Restrictions on Business Activities............................25
SECTION 3.14.  Title of Properties; Absence of Liens and Encumbrances;
           Condition of Equipment.............................................26
SECTION 3.15.  Intellectual Property..........................................26

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SECTION 3.16.  Agreements, Contracts and Commitments..........................30
SECTION 3.17.  Interested Party Transactions..................................32
SECTION 3.18.  Governmental Authorization.....................................32
SECTION 3.19.  Litigation.....................................................32
SECTION 3.20.  Accounts Receivable............................................33
SECTION 3.21.  Brokers' and Finders' Fees; Third Party Expenses...............33
SECTION 3.22.  No Agreements Affected by the Merger...........................33
SECTION 3.23.  Employee Matters...............................................33
SECTION 3.24.  Insurance......................................................34
SECTION 3.25.  Board Approval.................................................34
SECTION 3.26.  Representations Complete.......................................34

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

SECTION 4.01.  Organization, Standing and Power...............................35
SECTION 4.02.  Authority......................................................35
SECTION 4.03.  Parent Common Stock............................................35
SECTION 4.04.  SEC Documents; Parent Financial Statements.....................35
SECTION 4.05.  No Conflict....................................................36
SECTION 4.06.  Consents.......................................................36
SECTION 4.07.  Broker's and Finder's Fees.....................................37

                                    ARTICLE 5
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

SECTION 5.01.  Conduct of Business of the Company.............................37
SECTION 5.02.  Stockholder Meeting; Proxy Material............................40
SECTION 5.03.  No Solicitation................................................40

                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

SECTION 6.01.  Access to Information..........................................42
SECTION 6.02.  Confidentiality................................................42
SECTION 6.03.  Expenses.......................................................42
SECTION 6.04.  Public Disclosure..............................................43
SECTION 6.05.  Consents.......................................................43
SECTION 6.06.  Reasonable Efforts.............................................43
SECTION 6.07.  Notification of Certain Matters................................43
SECTION 6.08.  Affiliate Agreements...........................................44
SECTION 6.09.  Additional Documents and Further Assurances....................44
SECTION 6.10.  Tax-free Reorganization........................................44

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SECTION 6.11.  Pooling Accounting.............................................44
SECTION 6.12.  Nasdaq National Market Listing.................................45
SECTION 6.13.  Offers of Employment; Employee Benefits........................45
SECTION 6.14.  Stock Options..................................................45
SECTION 6.15.  Form S-8.......................................................45
SECTION 6.16.  Indemnification of Directors and Officers......................45
SECTION 6.17.  California Permit; Registered Offering.........................46
SECTION 6.18.  HSR Act........................................................46
SECTION 6.19.  Parent Loans...................................................47
SECTION 6.20.  Noncompetition and Non-Hire Agreements.........................47

                                    ARTICLE 7
                            CONDITIONS TO THE MERGER

SECTION 7.01. Conditions to Obligations of Company............................47
SECTION 7.02.  Conditions to the Obligations of Parent and Sub................49

                                    ARTICLE 8
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

SECTION 8.01.  Survival of Representations and Warranties.....................51
SECTION 8.02.  Escrow Arrangements............................................51
SECTION 8.03.  Stockholder Representative.....................................58

                                    ARTICLE 9
                        TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01.  Termination....................................................59
SECTION 9.02.  Effect of Termination..........................................61
SECTION 9.03.  Amendment......................................................61
SECTION 9.04.  Extension; Waiver..............................................61

                                   ARTICLE 10
                               GENERAL PROVISIONS

SECTION 10.01.  Notices.......................................................61
SECTION 10.02.  Interpretation................................................63
SECTION 10.03.  Counterparts..................................................63
SECTION 10.04.  Expenses......................................................63
SECTION 10.05.  Entire Agreement; Assignment..................................63
SECTION 10.06.  No Implied Representations....................................64
SECTION 10.07.  Severability..................................................64
SECTION 10.08.  Other Remedies................................................64

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SECTION 10.09.  Governing Law.................................................64
SECTION 10.10.  Rules of Construction.........................................64


                                INDEX OF EXHIBITS

Exhibit A       Form of Voting Agreement
Exhibit B       Form of Affiliate Agreement
Exhibit C-1     Form of Opinion of Counsel to Parent and Subsidiary
Exhibit C-2     Form of Opinion of Counsel to the Company
Exhibit D       Form of Noncompetition and No-Hire Agreement
Exhibit E       Escrow Agent Fee Schedule
Exhibit F       Form of Promissory Note

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                      AGREEMENT AND PLAN OF REORGANIZATION

           This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into on April 19, 2000 among Vitesse Semiconductor Corporation, a Delaware corporation ("Parent"), Southpaw Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), SiTera Incorporated, a Delaware corporation (the "Company"), and, with respect to
Article 8 only, Steven P. Flannery as Stockholder Representative and U.S. Bank Trust National Association as Escrow Agent.

                                    RECITALS

           A. The Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

           B. Pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock and options or rights to acquire capital stock of the Company shall be converted into the right to receive or acquire, as the case may be, shares of common stock of Parent ("Parent Common Stock").

           C. A portion of the shares of Parent Common Stock issuable by Parent in connection with the Merger shall be placed in escrow by Parent for purposes of satisfying damages, losses, expenses and other similar charges which result from breaches of the representations, warranties and covenants of the Company contained herein.

           D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Sub's willingness to enter into this Agreement, each holder of at least 10% of each class or series of the Company's outstanding voting stock and each officer and director of the Company shall enter into a Voting Agreement in the form attached hereto as Exhibit A (the "Voting Agreements").

           E. The parties intend that (i) this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g),
(ii) the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and (iii) the Merger shall qualify for accounting treatment as a pooling of interests if the Closing Date shall be May 31, 2000 or earlier.

           F. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.


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           NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:



                                    ARTICLE 1
                                   THE MERGER

           SECTION 1.01. The Merger. At the Effective Time (as defined in
Section 1.02) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

           SECTION 1.02. Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.01, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than two (2) business days after the last to occur of the satisfaction or waiver of the conditions set forth in Sections 7.01 and 7.02, at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (or like instrument)(the "Merger Certificate") with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (with the time of acceptance by the Secretary of State of the State of Delaware being referred to herein as the "Effective Time").

           SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

           SECTION 1.04.  Certificate of Incorporation; Bylaws.

           (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Sub shall be the

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Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

           (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

           SECTION 1.05. Directors and Officers. The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Sub immediately prior to the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of the applicable laws of the State of Delaware and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly qualified and elected. The officers of the Surviving Corporation immediately after the Effective Time shall be the officers of Sub immediately prior to the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

           SECTION 1.06.  Maximum Shares to Be Issued; Effect on Capital Stock.

           (a) Shares to be Issued. The aggregate number of shares of Parent Common Stock (i) to be issued in exchange for all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of Company ("Company Series A Preferred Stock", "Company Series B Preferred Stock", and "Company Series C Preferred Stock," respectively, and, collectively, the "Company Preferred Stock") and common stock of the Company ("Company Common Stock") and (ii) reserved for issuance pursuant to warrants to purchase Company Series B Preferred Stock ("Series B Warrants"), warrants to purchase Company Series C Preferred Stock ("Series C Warrants," and, with the Series B Warrants, the "Preferred Stock Warrants") and options to acquire Common Stock ("Company Stock Options") assumed in the Merger shall be determined at the Effective Time as set forth in Section 1.06(h) and shall not exceed, in the aggregate, the Aggregate Share Number (as defined, along with certain other capitalized terms used herein, in paragraph 1.06(h) below).

           (b) Conversion Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Sub, the following shall occur:

               (i) each share of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, issued and outstanding immediately prior to the Effective Time (other than shares of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock to be canceled pursuant to
          Section 1.06(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.07)) will be canceled and extinguished and be

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          converted automatically into the right to receive, subject to the provisions of Section 1.06(g) and Article 8, that number of shares of Parent Common Stock equal to the Series A Preferred Exchange Ratio, Series B Preferred Exchange Ratio and Series C Preferred Exchange Ratio, respectively, upon surrender of the certificate representing such share of Company Series A Preferred Stock, Company Series B Preferred Stock or Company Series C Preferred Stock in the manner provided in Section 1.08.

               (ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.06(c) and any Dissenting Shares (to the extent provided in Section 1.07)), will be canceled and extinguished and be converted automatically into the right to receive, subject to the provisions of Section 1.06(g) and
          Article 8, that number of shares of Parent Common Stock equal to the Common Exchange Ratio, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.08.

           (c) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Preferred Stock and Company Common Stock owned by Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

           (d) Company Stock Options and Preferred Stock Warrants.

               (i) Company Stock Options. At the Effective Time, all Company Stock Options then outstanding under the 1996 Amended and Restated Equity Incentive Plan Stock Option Plan (the "Option Plan") shall be assumed by Parent subject to the terms of such options in accordance with Section 6.14 hereof and this Section 1.06(d). Each Company Stock Option so assumed by Parent at the Effective Time will continue to have, and be subject to, the same terms and conditions set forth in the Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was

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          exercisable immediately prior to the Effective Time by the Common
          Exchange Ratio, rounded up to the nearest tenth of a cent.

               (ii) Series B Warrants. At the Effective Time, all Series B Warrants then outstanding shall be assumed by Parent. Each Series B Warrant so assumed by Parent at the Effective Time will continue to have, and be subject to, the same terms and conditions as immediately prior to the Effective Time, except that (i) each Series B Warrant will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Series B Preferred Stock that were issuable upon exercise of such Series B Warrant immediately prior to the Effective Time multiplied by the Series B Preferred Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Series B Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Series B Preferred Stock at which such Series B Warrant was exercisable immediately prior to the Effective Time by the Series B Preferred Exchange Ratio, rounded up to the nearest tenth of a cent.

               (iii) Series C Warrants. At the Effective Time, all Series C Warrants then outstanding shall be assumed by Parent. Each Series C Warrant so assumed by Parent at the Effective Time will continue to have, and be subject to, the same terms and conditions as immediately prior to the Effective Time, except that (i) each Series C Warrant will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Series C Preferred Stock that were issuable upon exercise of such Series C Warrant immediately prior to the Effective Time multiplied by the Series C Preferred Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Series C Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Series C Preferred Stock at which such Series C Warrant was exercisable immediately prior to the Effective Time by the Series C Preferred Exchange Ratio, rounded up to the nearest tenth of a cent.

           (e) Capital Stock of Sub. At the Effective Time, each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

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           (f) Adjustments to Exchange Ratios. The Series A Preferred Exchange
Ratio, Series B Preferred Exchange Ratio, Series C Preferred Exchange Ratio and Common Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution without consideration of securities convertible into Parent or Company stock), reorganization, recapitalization or other like change with respect to Parent Common Stock, Company Preferred Stock or Company Common Stock, as appropriate, occurring or with a record date after the date hereof and prior to the Effective Time.

           (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in the Merger, but in lieu thereof each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock shall be entitled to receive from Parent an amount of cash (rounded to the nearest tenth of a cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Price.

           (h) Definitions.

               (i) The "Aggregate Common Number" shall mean the aggregate number of shares of Company Common Stock outstanding or issuable upon exercise of outstanding Company Stock Options, whether or not exercisable, immediately prior to the Effective Time; provided however, if William Lattin is not appointed to the Board of Directors of Parent as of the Closing Date, the Aggregate Common Number shall be reduced by 226,683 shares.

               (ii) The "Aggregate Series A Number" shall mean the aggregate number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time.

               (iii) The "Aggregate Series B Number" shall mean the aggregate number of shares of Company Series B Preferred Stock outstanding or issuable upon the exercise of Series B Warrants immediately prior to the Effective Time.

               (iv) the "Aggregate Series C Number" shall mean the aggregate number of shares of Company Series C Preferred Stock outstanding or issuable upon exercise of Series C Warrants, immediately prior to the Effective Time.

               (v) The "Aggregate Share Number" shall be a number of shares of Parent Common Stock equal to $750,000,000 divided by the Average Price, as appropriately adjusted to reflect the effect of any stock split, stock

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          dividend, reorganization, recapitalization or the like with respect to the Parent Common Stock occurring after the date hereof and prior to the Effective Time.

               (vi) The "Average Price" shall mean the per share price of the Parent Common Stock that equals the average of the closing prices for the Parent Common Stock, as reported on the Nasdaq National Market for the ten (10) trading days ending two (2) business days immediately prior to the Closing Date.

               (vii) The "Common Allocation Number" shall mean the difference obtained by subtracting (A) the sum of the Series A Allocation Number, the Series B Allocation Number and the Series C Allocation Number from
          (B) the Aggregate Share Number.

               (viii) The "Common Exchange Ratio" shall mean the quotient obtained by dividing the Common Allocation Number by the Aggregate Common Number.

               (ix) The "Series A Preferred Exchange Ratio" shall mean the quotient obtained by dividing the Series A Allocation Number by the Aggregate Series A Number.

               (x) The "Series B Preferred Exchange Ratio" shall mean the quotient obtained by dividing the Series B Allocation Number by the Aggregate Series B Number.

               (xi) The "Series C Preferred Exchange Ratio" shall mean the quotient obtained by dividing the Series C Allocation Number by the Aggregate Series C Number.

               (xii) The "Series A Allocation Number" shall mean the quotient obtained by dividing (A) the product of the Aggregate Series A Number and $0.9723 by (B) the Average Price.

               (xiii) The "Series B Allocation Number" shall mean the quotient obtained by dividing (A) the product of the Aggregate Series B Number and $0.80 by (B) the Average Price.

               (xiv) the "Series C Allocation Number" shall mean the quotient obtained by dividing (A) the product of the Aggregate Series C Number and $0.9345 by (B) the Average Price.

           (i) Restricted Shares. Any shares of Parent Common Stock received in the Merger as set forth above by holders of Company Common Stock acquired by


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such holders upon early exercise of Company Stock Options, which shares of
Company Common Stock are at the Effective Time subject to contractual forfeiture provisions or repurchase rights, shall continue to be subject to such forfeiture and repurchase provisions and the Parent or Surviving Company following the Merger shall succeed to the rights of the Company in respect thereof.

           SECTION 1.07.  Dissenting Shares.

           (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Preferred Stock or Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a Company stockholder (each, a "Stockholder;" collectively, the "Stockholders") who has exercised and perfected appraisal rights for such shares in accordance with
Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to
Section 1.06, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

           (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the shares of Parent Common Stock to which such Stockholder would otherwise be entitled under Section 1.06 (less the number of shares allocable to such Stockholder that have been deposited into the Escrow Fund on such holder's behalf pursuant to Article 8), upon surrender of the certificate representing such shares.

           (c) The Company shall give Parent prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover under the terms of Article 8 hereof the aggregate amount by which such payment or payments exceed the aggregate consideration that otherwise would have been payable in respect of such shares pursuant to Section 1.06.

           SECTION 1.08. Surrender of Certificates.


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           (a) Exchange Agent. Boston Equiserve, Parent's transfer agent, shall serve as exchange agent (the "Exchange Agent") in the Merger.

           (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article 1 the shares of Parent Common Stock issuable pursuant to Section 1.06 (the "Merger Shares") in exchange for all the outstanding shares of Company Preferred Stock or Company Common Stock; provided, however, that, pursuant to Section 8.02 hereof, Parent shall deposit into an escrow account and not issue to the Stockholders that number of Merger Shares equal to ten percent (10%) of the shares which each Stockholder is entitled to receive pursuant to Section 1.06, rounded to the nearest whole share, issued to the Escrow Agent (as defined in Article 8) on behalf of the Stockholders pursuant to Section 1.06(b) (the "Escrow Amount").

           (c) Exchange Procedures. On the Closing Date, the Stockholders will surrender the certificates representing their Company Preferred Stock or Company Common Stock (the "Company Certificates") to the Company, Parent or the Exchange Agent, as may be requested by Parent, for cancellation together with a letter of transmittal in such form and having such provisions as Parent may reasonably request. Upon surrender of a Company Certificate for cancellation to such agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, Parent will promptly cause the Exchange Agent to deliver to the holder of such Company Certificate in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 1.08(b) and Article 8) to which such Stockholder is entitled pursuant to Section 1.06, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Preferred Stock or Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence only the right to receive the number of full shares of Parent Common Stock into which such shares of Company Preferred Stock or Company Common Stock shall have been converted pursuant to this Article 1 and subject to
Article 8. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article 8 hereof, Parent shall cause to be distributed to the Escrow Agent a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount, which shall be registered in the name of the Escrow Agent. All shares held in the Escrow Fund shall be beneficially owned by the holder on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article 8.


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           (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to any holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

           (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

           (f) Lost, Stolen or Destroyed Company Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the number of shares of Parent Common Stock, if any, as may be required pursuant to Section 1.06; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

           (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.08, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock, Company Preferred Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

           SECTION 1.09. No Further Ownership Rights in Company Preferred Stock or Company Common Stock. At the Effective Time, all shares of Parent Common

Stock issued in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Preferred Stock or Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Preferred Stock or Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

           SECTION 1.10. Dissenting Shares After Payment of Fair Value. After payments of fair value in respect of Dissenting Shares have been made to dissenting stockholders pursuant to the DGCL, such Dissenting Shares shall be canceled.

           SECTION 1.11. Tax and Accounting Consequences. It is intended by the parties hereto that (i) this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g), (ii) the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and (iii) the Merger shall qualify for accounting treatment as a pooling of interests if the Closing Date shall be May 31, 2000 or earlier. Each party has consulted with, and is relying exclusively upon, its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

           SECTION 1.12. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take all such lawful and necessary action.


                                    ARTICLE 2
                                   DEFINITIONS

           SECTION 2.01. Definitions. (a) The following terms, as used herein, have the following meanings:

           "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer or proposal for, any indication of interest in, or any submission of inquiries from any Third Party relating to (A) any acquisition or purchase, direct or indirect, of 20% or more of the assets of the Company or 20% or more of any class of equity or voting securities of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning 20% or more of any class of equity or voting securities of the Company, (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, or (D) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

           "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

           "Benefit Arrangement" means any employment, severance or similar contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that
(i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by the Company or any of its Affiliates and
(iii) covers any employee or former employee of the Company employed in the United States.

           "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

           "California Permit" shall mean a permit from the California Commission of Corporations obtained pursuant to Section 25121 of the California Corporate Securities Law of 1968.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Company Material Adverse Change" means a material adverse change in the condition (financial or otherwise), business, assets or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following constitute a Company Material Adverse Change: (i) any effects, changes, events, circumstances or conditions generally affecting the industry in which the Company operates or arising from changes in general business or economic conditions; (ii) any effects, changes, events, circumstances or conditions resulting from the announcement of, or pendency of a litigation arising out of, any of the transactions contemplated by this Agreement (including, without limitation, delays in customer orders, a reduction in sales or a disruption in business relationships, but excluding a loss of any of the Key Employees (other than because of death or permanent disability)); (iii) any effects, changes, events, circumstances or conditions resulting from compliance by the Company with the terms of, or the taking of any action contemplated or permitted by, this Agreement; (iv) changes in product development schedules or current or prospective customers; and (v) litigation or threats thereof to the extent that there is not a substantial likelihood that (A) such litigation would succeed on the merits; and (B) the prospective damages or losses would exceed in the aggregate $20,000,000.

           "Employee Plan" means any "employee benefit plan", as defined in
Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company.

           "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

           "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company as currently conducted.

           "ERISA" means the Employee Retirement Income Security Act of 1974.

           "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

           "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

           "International Plan" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan or a Benefit Arrangement, (ii) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company.

           "Key Employees" means Steven Flannery, Steven Sheafor, Larry Woodson, Wade Appelman, Lee Hanson and Cindy Lindsay.

           "knowledge" of any Person that is not an individual means the knowledge of such Person's officers after reasonable inquiry."

           "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

           "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its subsidiaries, taken as a whole.

           "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

           "1933 Act" means the Securities Act of 1933.

           "1934 Act" means the Securities Exchange Act of 1934.

           "Parent Material Adverse Change" means a material adverse change in the condition (financial or otherwise), business, assets or results of operations of Parent and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following constitute a Parent Material Adverse
Change: (i) any effects, changes, events, circumstances or conditions generally affecting the industry in which Parent operates or arising from changes in general business or economic conditions; (ii) any effects, changes, events, circumstances or conditions resulting from the announcement of or pendency of litigation arising out of, any of the transactions contemplated by this Agreement (including, without limitation, delays in customer orders, a reduction in sales or a disruption in business relationships); (iii) any effects, changes, events, circumstances or conditions resulting from compliance by Parent with the terms of, or the taking of any action contemplated or permitted by, this Agreement; (iv) any change in the trading price of Parent Common Stock; (iv) changes in product development schedules or current or prospective customers; and (v) litigation or threats thereof to the extent that there is not a substantial likelihood that (A) such litigation would succeed on the merits; and (B) the prospective damages or losses would exceed in the aggregate $20,000,000.

           "PBGC" means the Pension Benefit Guaranty Corporation.

           "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

           "SEC" means the Securities and Exchange Commission.

           "Third Party" means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

           "Title IV Plan" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

           Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.


                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company hereby represents and warrants to Parent and Sub as set forth below as of the date hereof, subject to such exceptions as are disclosed in the disclosure schedule supplied by the Company to Parent (the "Company Disclosure Schedule"), which shall modify the representations and warranties of the Company contained in this Agreement.

           SECTION 3.01. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect upon the Company. The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended as of the date hereof, to Parent. Section 3.01 of the Company Disclosure Schedule lists all of the directors and officers of the Company. The operations now being conducted by the Company have not been conducted under any other name by the Company.

           SECTION 3.02. Subsidiaries. As of the date hereof, the Company does not have any subsidiaries and does not otherwise own any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

           SECTION 3.03.  Company Capital Structure.

            (a) The authorized capital stock of the Company consists of (i) 78,260,000 shares of authorized Common Stock, $0.001 par value, of which 18,245,199 shares are issued and outstanding as of the date of this Agreement and (ii) 50,660,000 shares of authorized Preferred Stock, $0.001 par value, of which 1,800,000 shares are designated Series A Preferred Stock; 25,512,500 shares are designated Series B Preferred Stock and 23,260,000 shares are designated Series C Preferred Stock. Of the Company Preferred Stock, there are outstanding, as of the date of this Agreement, 1,800,000 shares of Company Series A Preferred Stock (which is convertible into 1,839,286 shares of Company Common Stock), 25,212,500 shares of Company Series B Preferred Stock and 22,151,898 shares of Company Series C Preferred Stock, and there are outstanding warrants to purchase 300,000 shares of Company Series B Preferred Stock and 952,381 shares of Company Series C Preferred Stock. As of the date hereof, each share of Company Series B Preferred Stock and Company Series C Preferred Stock is convertible into one share of Company Common Stock. The Company Preferred Stock, Preferred Stock Warrants and Company Common Stock are, as of the date of this Agreement, held by the persons, with the domicile addresses and in the amounts set forth in Section 3.03(a) of the Company Disclosure Schedule. All outstanding shares of the Company are duly authorized, validly issued, fully paid and non- assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. The Preferred Stock Warrants were duly and validly issued and were issued in compliance with federal and state securities laws, and the Company Preferred Stock issuable upon exercise of the Preferred Stock Warrants has been duly reserved and, upon exercise, would be validly issued, fully paid and non-assessable. There are no declared or accrued unpaid dividends with respect to any shares of the Company Common Stock or Company Preferred Stock. The Company has no other capital stock authorized, issued or outstanding.

            (b) Except for the Option Plan, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 12,436,875 shares of Company Common Stock for issuance to employees and consultants pursuant to the Option Plan, of which 6,045,199 shares are outstanding pursuant to option exercises through the date hereof, 6,349,777 shares are subject to outstanding unexercised options as of the date hereof and 41,899 shares remain available for future grant as of the date hereof. Section 3.03(b) of the Company Disclosure Schedule sets forth for each Company Stock Option outstanding, the name of the holder of such option, the domicile address of such holder, the grant date and number of shares of Company Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date and whether the exercisability of such option will be accelerated and become exercisable by the transactions contemplated by this Agreement. Except for the Company Stock Options and the Preferred Stock Warrants outstanding as of the date hereof, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any securities of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on
Section 3.03(b) of the Company Disclosure Schedule, no outstanding Company capital stock is subject to vesting. Section 3.03(b) of the Company Disclosure Schedule sets forth as of the date hereof the name of the holder of any Company Common Stock subject to vesting, the number of shares of Company Common Stock subject to vesting and the vesting schedule for such Company Common Stock, including the extent vested to date and whether the vesting of such shares of Company Common Stock will be accelerated by the transactions contemplated by this Agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its securities. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any other matters involving any securities of the Company, other than the Voting Agreements.

           SECTION 3.04. Authority. Subject only to the approval of the Merger and this Agreement by the Stockholders, the Company has all requisite power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject to the approval of this Agreement and the Merger by the Stockholders. This Agreement, the Related Agreements and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and any Related Agreements to which the Company is a party have been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The "Related Agreements" shall mean all such ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby, including without limitation, the Noncompetition and No-Hire Agreements, the Affiliate Agreements and the Voting Agreements.

           SECTION 3.05. No Conflict. Subject to the approval of this Agreement and the Merger by the Stockholders, the execution and delivery of this Agreement and any Related Agreements to which the Company is a party by the Company, and the performance by the Company of its obligations under this Agreement and such Related Agreements will not as of the date hereof, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any of its properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, except where such Conflict will not have a material adverse effect on the business, assets (including intangible assets), financial conditions or results of operations of the Company.

           SECTION 3.06. Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required at or prior to the Effective Time by or with respect to the Company in connection with the Company's execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Merger Certificate with the Secretary of State of the State of Delaware, (iii) such filings as may be required under the HSR Act, (iv) the filing requirements under applicable state securities laws and (v) obtaining the California Permit.

           SECTION 3.07. Company Financial Statements. The Company has delivered to Parent its audited balance sheet as of October 31, 1999 and the related audited statements of income and cash flow for the twelve-month period then ended (the "Audited Financials") and the Company's unaudited balance sheet as of March 31, 2000, and the related unaudited statements of income and cash flow for the five months then ended (the "Unaudited Financials"). The Audited Financials and the Unaudited Financials have been prepared in accordance with GAAP, applied on a basis consistent throughout the periods indicated and consistent with each other (except that the Unaudited Financials do not contain all the notes that may be required by GAAP). The Audited Financials and Unaudited Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject in the case of the Unaudited Financials, to the footnotes thereto and normal year-end adjustments, which when taken together, will not reflect any Material Adverse Effect on the Company. The Company's unaudited Balance Sheet as of March 31, 2000 shall be hereinafter referred to as the "Current Balance Sheet."

           SECTION 3.08. No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet or the notes thereto, or
(ii) has not arisen in the ordinary course of business consistent with past practices since March 31, 2000 and been disclosed to Parent in Section 3.08 of the Company Disclosure Schedule other than liabilities, indebtedness, obligations, expenses, claims, deficiencies, guarantees or endorsements which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

           SECTION 3.09. No Changes. Between March 31, 2000 and the date hereof, there has not been, occurred or arisen any:

           (a) transaction by the Company involving more than $50,000 in the aggregate not in the ordinary course of business;

           (b) capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $50,000;

           (c) loss of or any material destruction of or damage to any material assets, business or customer of the Company (whether or not covered by insurance);

           (d) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

           (e) revaluation by the Company of any of its assets;

           (f) declaration, setting aside or payment of a dividend or other distribution with respect to any shares of Company Common Stock or Company Preferred Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of any of the Company Common Stock or Company Preferred Stock;

           (g) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person;

           (h) termination, extension, amendment or modification to the terms of any material agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets is bound;

           (i) sale, lease, license or other disposition of any of the material assets or properties of the Company, or any creation of any security interest in such assets or properties;

           (j) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business and not exceeding $50,000 in the aggregate, consistent with past practices;

           (k) waiver or release of any right or claim of the Company including any write-off or other compromise of any account receivable of the Company exceeding $50,000 in the aggregate;

           (l) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by licensors to the Company;

           (m) event or condition of any character that has or would reasonably be expected to have a Material Adverse Effect on the Company; or

           (n) agreement by the Company or any officer or employee thereof in their capacities as such to do any of the things described in the preceding clauses

(a) through (m) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

           SECTION 3.10. Taxes. (a) The Company and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company is or has been a member, has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed all Tax Returns required by applicable law to be filed by it prior to or as of the date hereof, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects.

            (b) As of the date hereof, the Company has paid (or has had paid on its behalf), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP, an adequate accrual for the payment of all taxes due with respect to any period ending prior to or as of the Effective Time.

            (c) Neither the Company nor any member of any affiliated, consolidated, combined or unitary group of which the Company is or has been a member has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.

            (d) There are no Liens or encumbrances for Taxes on any of the assets of Company other than Liens or encumbrances for Taxes not yet due and payable.

           (e) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

            (f) To the Company's knowledge, as of the date hereof, no federal, state, local or foreign audits or administrative proceedings are pending with regard to any Taxes or Tax Return of Company, nor has the Company received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding.

            (g) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

           SECTION 3.11. Employee Benefit Plans. (a) The Company has provided Parent with a list and copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan. Such list identifies each Employee Plan that is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code. The Company has provided Parent with complete age, salary, service and related data as of March 31, 2000 for all employees and former employees covered under any Title IV Plan.

            (b) As of March 31, 2000, the fair market value of the assets of each Title IV Plan (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under such Title IV Plan determined on a termination basis using the assumptions established by the PBGC as in effect on such date. As of March 31, 2000, the aggregate unfunded liability of the Company in respect of all Employee Plans or Benefit Arrangements described under Sections 4(b)(5) or 401(a)(1) of ERISA, computed using reasonable actuarial assumptions and determined as if all benefits under such plans were vested and payable as of such date, did not exceed $50,000.

            (c) To the Company's knowledge, no transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any employee benefit plan or arrangement that is covered by Title I of ERISA, which transaction has or will cause the Company to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption. No "accumulated funding deficiency," as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. No "reportable event," within the meaning of Section 4043 of ERISA, other than a "reportable event" that will not have a Material Adverse Effect on the Company, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan. Neither the Company nor any ERISA Affiliate of the Company has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or
(B) any liability under Section 4971 of the Code that in either case could become a liability of the Company, Parent or any of their ERISA Affiliates after the Effective Time. No condition exists that (i) could constitute grounds for termination by the PBGC of any employee benefit plan that is subject to Title IV of ERISA and that is maintained by the Company or any of its ERISA Affiliates or
(ii) presents a material risk of complete or partial withdrawal from any multiemployer plan, as defined in Section 3(37) of ERISA, which could result in the Company, Parent or any ERISA Affiliate of any of them incurring a withdrawal liability within the meaning of Section 4201 of ERISA. The assets of the Company are not now, nor will they after the passage of time be, subject to any lien imposed under Code Section 412(n) by reason of a failure of any of the Company to make timely installments or other payments required under Code Section 412. If a "complete withdrawal" by the Company and all of its ERISA Affiliates were to occur as of the Effective Time with respect to all Multiemployer Plans, none of the Company or any of its ERISA Affiliates would incur any material withdrawal liability under Title IV of ERISA.

            (d) Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. The Company has provided Parent with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

            (e) The Company has provided Parent with a list and copies or descriptions of each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

            (f) The Company has no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent the Company from amending or terminating any Employee Plan or

Benefit Arrangement providing health or medical benefits in respect of any active employee of the Company other than limitations imposed under the terms of a collective bargaining agreement.

            (g) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, will be discharged and paid or accrued on or prior to the Effective Time. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

            (h) The Company is not a party to any contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

            (i) There has been no failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)). The Company has not contributed to a nonconforming group health plan (as defined in Section 5000(c)) and no ERISA Affiliate of the Company has incurred a tax under Section 5000(a) that is or could become a liability of the Company.

            (j) The Company has provided Parent with a list and copies of each International Plan. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of March 31, 2000 the total amount or value of the funds available under such Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Company has or would have after the Effective Time any obligation. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.

            (k) No employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

           SECTION 3.12. Environmental Matters. (a) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

               (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

               (ii) the Company is and has been in compliance with all Environmental Laws and all Environmental Permits; and

               (iii) there are no liabilities of or relating to the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

           (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company that has not been delivered to Parent at least five days prior to the date hereof.

           (c) The Company does not own, lease or operate nor has it owned, leased or operated any real property. The Company does not conduct nor has it ever conducted any operations, in New Jersey or Connecticut.

            (d) For purposes of this Section 4.19, the term "Company" shall include any entity that is, in whole or in part, a predecessor of the Company.

           SECTION 3.13. Restrictions on Business Activities. There is no judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company that has had or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company is not subject to any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

           SECTION 3.14. Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

           (a) The Company does not own any real property, and has never owned any real property. Section 3.14(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease and the term and renewal provisions of such lease. All such leases are in full force and effect and enforceable by the Company, and there is not, under any of such leases, any existing default by the Company or, to the knowledge of the Company, by the other party thereto or event of default (or event which with notice or lapse of time, or both, would constitute such a default).

           (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Current Balance Sheet and except for Liens for Taxes not yet due and payable, municipal and zoning ordinances, easements for public utilities and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

           (c) Section 3.14(c) of the Company Disclosure Schedule lists all material items of equipment (the "Equipment") owned or leased by the Company and such Equipment is, in the aggregate, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

           SECTION 3.15. Intellectual Property.

           (a) For the purposes of this Agreement, the following terms have the following definitions:

               (i) "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith:
          (A) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (C) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (D) all rights to all mask works and reticles, mask work registrations and applications therefor ("Maskworks"); (E) all industrial designs and any registrations and applications therefor throughout the world; (F) all trade names, logos, common law trademarks, service marks and domain names; trademark, service mark and domain names registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); (G) all databases and data collections and all rights therein throughout the world; (H) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names;
          (I) any similar, corresponding or equivalent rights to any of the foregoing; and (J) all documentation related to any of the foregoing.

               (ii) "Company Intellectual Property" shall mean any Intellectual Property that is owned by or licensed to the Company. Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property related to the Company's products, including without limitation all rights in any design code, documentation, and tooling for packaging of semiconductors in connection with all current products and products in design and development.

               (iii) "Registered Intellectual Property" shall mean all United States, international and foreign: (A) patents, patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered copyrights and applications for copyright registration; (D) any mask work registrations and applications to register mask works; and (E) any other

          Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

           (b) Section 3.15(b) of the Company Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

           (c) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 3.15(b) of the Company Disclosure Schedule and all Intellectual Property licensed to the Company, is free and clear of any Liens, other than (i) Liens for Taxes not yet due and payable, (ii) Liens which do not materially detract from the value, or materially interfere with the present use, of the Company Intellectual Property, and (iii) non-exclusive license rights of third parties who have been granted such rights pursuant to agreements with the Company as listed on Company Disclosure Schedule 3.15(c). The Company (i) is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company except as listed on Company Disclosures Schedule 3.15(c) and (ii) owns exclusively and has good title to, all copyrighted works that are Company products and that were developed by or specifically on behalf of the Company.

           (d) To the extent that any Intellectual Property has been developed or created by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment.

           (e) The Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property, to any other person.

           (f) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of its business as it currently is conducted or is reasonably contemplated to be conducted including, without limitation, the design, development, manufacture, use, import and sale of the products, technology and services of the Company (including products, technology or services currently under development).

           (g) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in Section 3.15(g) of the Company Disclosure Schedule include all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property. No person who has licensed Intellectual Property to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

           (h) The operation of the business of the Company as it currently is conducted or is reasonably contemplated to be conducted, including but not limited to the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have any knowledge of any basis therefor).

           (i) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property owned by the Company have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. In each case in which the Company has acquired any exclusive Intellectual Property rights from any person, the Company has obtained a valid and enforceable assignment sufficient to transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

           (j) To the knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property owned by the Company.

           (k) The Company has taken reasonable and customary steps to protect the Company's rights in confidential information and trade secrets of the

Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor who contribute to the development of the Company's Intellectual Property to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms (all of which have been provided to counsel to Parent) ("Employee Agreements").

           (l) No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

           (m) No (i) product, technology, service or publication of the Company
(ii) material published or distributed by the Company or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.

           (n) All of the Company's products (including products currently under development) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) September 9, 1999 and January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before September 8, 1999 and December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). The Company's internal computer and technology products and systems are Year 2000 Compliant.

           SECTION 3.16. Agreements, Contracts and Commitments.

           (a) As of the date of this Agreement, the Company is not a party to nor is it bound by:

               (i) other than Employee Agreements, any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, which involves payment by the Company of more than $50,000 per annum;

               (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (iii) any fidelity or surety bond or completion bond;

               (iv) any lease of personal property with fixed annual rental payments in excess of $50,000;

               (v) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 either individually or in the aggregate;

               (vi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

               (vii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

               (viii) any purchase order or contract for the purchase of materials involving payments by the Company in excess of $50,000 either individually or in the aggregate;

               (ix) any construction contracts;

               (x) any dealer, distribution, joint marketing or development agreement which cannot be cancelled without penalty within thirty (30) days;

               (xi) any sales representative, original equipment manufacturer, value added reseller, remarketer or other agreement for distribution of the Company's products or services; or

               (xii) any other agreement, contract or commitment that involves $50,000 or more or is not cancelable without penalty within thirty
          (30) days.

           (b) The Company is not in breach, violation or default under, and has not, between October 31, 1999 and the date hereof, received any notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment listed in Section 3.16 of the Company Disclosure Schedule (collectively, a "Contract") (except for notices relating to breaches, violations or defaults that have been cured or corrected in all material respects), nor does the Company have any knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and is not subject to any default thereunder by the Company or, to the Company's knowledge, any party obligated to the Company pursuant thereto. Pursuant to the terms of the Contracts, following the Effective Time, the Parent or the Surviving Corporation will be permitted to exercise all of the Company's rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

           SECTION 3.17. Interested Party Transactions. To the Company's knowledge:

               (i) no employee, officer, or director of the Company, nor any member of such person's immediate family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them;

               (ii) none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company has a business relationship, or, with respect to officers and directors of the Company, any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of their immediate families may own less than 1% of the outstanding stock in a publicly traded company that has a business relationship with the Company or, with respect to officers and directors of the Company and members of their immediate families, that may compete with the Company;

               (iii) no employee, officer or director of the Company or any member of such person's immediately family is a party to or directly or indirectly interested in any Contract with the Company; and

               (iv) no employee, officer or director of the Company, nor any member of such person's immediate family, owns or leases any real or personal property that is leased or subleased to the Company.

           SECTION 3.18. Governmental Authorization. Section 3.18 of the Company Disclosure Schedule lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of their properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company

Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

           SECTION 3.19. Litigation. There is no action, suit or proceeding of any nature pending, or, to the Company's knowledge, threatened, against the Company, its properties or any of its officers or directors (in their capacities as such), nor, to the actual knowledge of any employees of the Company, is there any reasonable basis therefor. There is no investigation pending or, to the Company's knowledge, threatened against the Company, its properties or any of its officers or directors (in their capacities as such) by or before any Governmental Entity. To the Company's knowledge, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

           SECTION 3.20. Accounts Receivable.

           (a) The Company has made available to Parent a list of all accounts receivable of the Company as of March 31, 2000 along with a statement of days elapsed since invoice.

           (b) All of the Company's accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and, to the Company's knowledge, are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. No person has any Lien on any of the Company's accounts receivable and, to the Company's knowledge, no request or agreement for deduction or discount has been made with respect to any of the Company's accounts receivable.

           SECTION 3.21. Brokers' and Finders' Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

           SECTION 3.22. No Agreements Affected by the Merger. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby will not (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company, (ii) materially increase any benefits otherwise payable by the Company, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

           SECTION 3.23. Employee Matters. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and, to the Company's knowledge, is not engaged in any unfair labor practice. To the Company's knowledge, there are no pending or threatened claims against the Company under any workers' compensation plan or policy or for long-term disability. The Company has no obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the Company's knowledge, threatened between the Company and any of its employees. The Company is not a party to any collective bargaining agreement or other labor union contract and there are no activities or proceedings of any labor union to organize any such employees. Each current and former employee or consultant of the Company is identified in Section 3.23 of the Company Disclosure Schedule and has executed and delivered to the Company an Employee Agreement. Any modifications, alterations, exhibits or attachments to such form has also been provided to legal counsel for Parent. Other than the Employee Agreements, there are no employment agreements or other contracts between the Company and any of its employees, officers or directors. To the Company's knowledge, none of the employees or consultants of the Company is obligated under any contract or other agreement, or subject to any judgment, decree or order of any governmental authority that would interfere with the business of the Company as currently conducted or as reasonable contemplated to be conducted. No current or former employee or consultant of the Company has violated any term of any employment or consulting contract or other agreement relating to such person's employment or consulting relationship with any other person as such may relate to such person's employment or consulting relationships with the Company.

           SECTION 3.24. Insurance. Section 3.24 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company as of the date hereof. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

           SECTION 3.25. Board Approval. The Board of Directors of the Company has, prior to the date hereof, unanimously (i) approved this Agreement and the transactions contemplated hereby and (ii) determined that the Merger is in the best interests of the Stockholders and is on terms that are fair to the Stockholders.

           SECTION 3.26. Representations Complete. To the knowledge of the Company, none of the representations or warranties made by the Company in this Agreement, nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement or furnished in or in connection with documents mailed or delivered to the Stockholders for use in soliciting their consent to this Agreement and the Merger contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

           Parent and Sub hereby represents and warrants to the Company as set forth below as of the date hereof, subject to such exceptions as are disclosed in the disclosure schedule supplied by Parent to the Company (the "Parent Disclosure Schedule"), which shall modify the representations and warranties of Parent contained in this Agreement.

           SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the business, assets or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole.

           SECTION 4.02. Authority. Each of Parent and Sub has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no further action is required on the part of Parent or Sub to authorize this Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been, and any Related Agreements to which Parent or Sub is a party have been or will have been prior to the Effective Time, duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Sub, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

           SECTION 4.03. Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable and will be of the same class as are currently registered under the Securities Exchange Act of 1934 and as traded on the Nasdaq National Market.

           SECTION 4.04. SEC Documents; Parent Financial Statements. (a) Parent has furnished the Company with a true and complete copy of all of its filings with the SEC since September 30, 1999 (the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act and 1934 Act, as applicable, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The SEC Documents contain an audited consolidated balance sheet of Parent as of September 30, 1999 (the "Parent Balance Sheet") and the related audited consolidated statements of income and cash flow for the year then ended (the "Parent Financials"). The Parent Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other. The Parent Financials present fairly the consolidated financial condition and operating results and cash flows of Parent and its subsidiaries as of the dates and during the periods indicated therein. Since the date of the Parent Balance Sheet and until the date of this Agreement, there has not occurred any material adverse change in the business, assets or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole.

            (b) Since September 30, 1999, there has not been, occurred or arisen any event or condition that has had or is reasonably likely to have a Material Adverse Effect on Parent.

           SECTION 4.05. No Conflict. The execution and delivery of this Agreement and any Related Agreement to which Parent or Sub is a party by Parent or Sub, as the case may be, do not, and the consummation of the transactions contemplated hereby and thereby will not, Conflict with (i) any provision of the Certificate of Incorporation and Bylaws of Parent or Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or Sub or any of their respective properties or assets are subject and that has been filed as an exhibit to any of the SEC Documents, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, except where such Conflict will not have a material adverse effect on the business, assets (including intangible assets), financial conditions or results of operations of Parent and Sub, taken as a whole.

           SECTION 4.06. Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Merger Certificate with the Secretary of State of the State of Delaware, and
(iii) such filings as maybe required under the HSR Act,(iv) the filing requirements under applicable state securities laws, (v) obtaining the California Permit and (vi) the filing of a notification of listing of additional shares with the Nasdaq National Market.

           SECTION 4.07. Broker's and Finder's Fees. Parent has not incurred and will not incur any broker or finder or agent or similar fees in connection with the transaction the effect of which would reduce the consideration delivered to the Stockholders.


                                    ARTICLE 5
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

           SECTION 5.01. Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld), to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use its reasonable best efforts consistent with past practice and policies to preserve intact the Company's present business organization, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing business at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company. Except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

               (a) waive any stock repurchase rights, accelerate, except as a result of the transactions contemplated by this Agreement pursuant to agreements in place prior to and as of the date hereof, amend or change the period of exercisability of options or restricted stock, reprice options previously granted or authorize cash payments in exchange for any options previously granted;

               (b) grant any severance or termination pay to any officer, employee or consultant, except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;

               (c) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property or enter into grants to future patent rights;

               (d) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock (other than the issuance of Company Preferred Stock pursuant to the exercise of Preferred Stock Warrants or Company Common Stock pursuant to the conversion of Company Preferred Stock, in each case, outstanding as of the date hereof);

               (e) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock, except pursuant to rights of repurchase of any such shares under any agreements with any employee, consultant or director existing on the date hereof and disclosed to Parent (other than repurchases of Company Common Stock on termination of employees pursuant to the Company's employee stock purchase agreements);

               (f) issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) shares of Company Preferred Stock pursuant to the exercise of Preferred Stock Warrants therefor outstanding as of the date of this Agreement, (ii) shares of Company Common Stock pursuant to the exercise of stock options or rights therefor outstanding as of the date of this Agreement, (iii) shares of Company Common Stock pursuant to conversion of Company Preferred Stock outstanding as of the date of this

          Agreement, or (iv) with the consent of Parent, options to acquire capital stock of the Company to new employees (provided that issuance of such options does not adversely affect the parties' ability to account for the Merger as a pooling of interests);

               (g) cause, permit or propose any amendments to its Certificate of Incorporation or Bylaws;

               (h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets involving payments by the Company in excess of $50,000 individually or in the aggregate;

               (i) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

               (j) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company, or guarantee any debt securities of others;

            (k) adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director, officer or employee, or increase the salaries or wage rates of its officers or employees, in each case other than in the ordinary course of business, consistent with past practice and as disclosed to Parent;

               (l) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

               (m) make any grant of exclusive rights to any third party;

               (n) enter into any agreement, contract or commitment containing any covenant limiting its freedom to engage in any line of business that the Company currently engages in or compete with any person in any line of business the Company currently engages in;

               (o) commence or settle any litigation;

               (p) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (q) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

               (r) enter into any partnership arrangements, joint ventures, joint development agreements, strategic partnership or alliances, or other material contracts other than in the ordinary course of business consistent with past practice and as disclosed to Parent, or violate, amend or otherwise modify or waive any material contract;

               (s) take any action that would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests unless (i) Parent and the Company agree that the Merger will not be accounted for as a pooling of interests or (ii) the Closing shall occur after May 31, 2000; or

               (t) intentionally take or agree in writing or otherwise to take any of the actions described in Section 5.01(a) through (s) above, or any action which would cause the Company not to comply with the closing conditions set forth in Section 7.02.

           SECTION 5.02. Stockholder Meeting; Proxy Material. Subject to Section 5.03(b), the Company shall cause a meeting of its Stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 5.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Stockholders.

           SECTION 5.03. No Solicitation. (a) The Company shall not, nor shall the Company permit any of its officers or directors or authorize any of its investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit or initiate any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or afford access to the business, properties, assets, books or records of the Company to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or
(iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company.

           (b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Company's compliance with Section 5.03(a), has made a Superior Proposal (as defined in Section 5.03(c)), (ii) furnish to such Third Party nonpublic information relating to the Company pursuant to an appropriate confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent), (iii) following receipt of such Superior Proposal, take and disclose to its stockholders a position contemplated by Rule 14e-2(a) under the 1934 Act or otherwise make disclosure to them, (iv) following receipt of such Superior Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its stockholders referred to in Section 5.02 hereof or fail to call the Company Stockholder Meeting in accordance with
Section 5.02 hereof and/or (v) take any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only if the Board of Directors of the Company determines in good faith by a majority vote, on the basis of advice from Cooley Godward LLP, outside legal counsel to the Company, or any other nationally-recognized law firm reasonably acceptable to Parent, that it must take such action to comply with its fiduciary duties under applicable law.

           (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication of interest from a Third Party that the Company reasonably believes could lead to an Acquisition Proposal or of any request for information relating to the Company or for access to the business, properties, assets, books or records of the Company by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. The Company shall, and shall use its best efforts to cause its advisors, employees and other agents of the Company to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its best efforts to cause any such

Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

           "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding voting securities of the Company or substantially all of assets of the Company on terms that the Board of Directors of the Company determines in good faith by a majority vote, on the basis of the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to the Company's stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company.


                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

           SECTION 6.01. Access to Information. Subject to any applicable confidentiality obligations (which the Company shall use reasonable efforts to cause to be observed), the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request and
(c) all key employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including returns and supporting documentation) promptly upon request. Parent shall provide the Company with copies of such publicly available information about Parent as the Company may request. No information or knowledge obtained in any investigation pursuant to this Section 6.01 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

           SECTION 6.02. Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.01, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of any confidentiality agreement between the Company and Parent existing on the date hereof.

           SECTION 6.03. Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, that if the Merger is consummated, Parent agrees to pay at the Closing up to $500,000 of the legal fees of Cooley Godward LLP and all reasonable accounting fees of Arthur Anderson LLP, in each case, incurred by the Company in connection with the Merger. The Company agrees that Parent shall have full recourse to the Escrow Fund (as defined in Section 8.02) for payment of all legal fees of the Company to the extent they exceed $500,000.

           SECTION 6.04. Public Disclosure. Unless otherwise required by law, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent prior to release, provided that such approval shall not be unreasonably withheld, subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws and the rules and regulations of the National Association of Securities Dealers.

           SECTION 6.05. Consents. The Company shall use its best efforts to obtain the consents, waivers, assignments and approvals under any of the Contracts listed on Schedule 6.05.

           SECTION 6.06. Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be legally required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or Affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or Affiliates or of the Company, its Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

           SECTION 6.07. Notification of Certain Matters. Any party shall give prompt notice to the other parties hereto of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company pursuant to this Section 6.07, however, shall be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

           SECTION 6.08. Affiliate Agreements. Section 6.08 of the Company Disclosure Schedule sets forth those persons who, in the Company's reasonable judgment, are or may be Affiliates of the Company. The Company shall provide Parent with such information and documents as Parent reasonably requests for purposes or reviewing such list. The Company shall use its best efforts to deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Closing Date) from each of the Affiliates of the Company, an executed Affiliate Agreement in the form attached hereto as Exhibit B (provided that the covenants in such Affiliate Agreement relating to pooling of interests will not be required if (i) Parent and the Company agree that the Merger will not be accounted for as a pooling of interests or (ii) the Closing Date shall be after May 31, 2000). Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

           SECTION 6.09. Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

           SECTION 6.10. Tax-free Reorganization. The parties intend to adopt this Agreement and the Merger as a plan of reorganization under Section 368 of the Code. The parties shall not take a position on any tax return inconsistent with this Section 6.10. From and after the Effective Time, neither Parent, Sub nor the Company shall take any action that could reasonably be expected to cause the Merger not to be treated as a reorganization within the meaning of Section 368 of the Code.

           SECTION 6.11. Pooling Accounting. Parent and the Company shall each use their best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Parent and the

Company shall use their best efforts to cause its Affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests; unless either (i) Parent and the Company agree that the Merger will not be accounted for as a pooling of interests, or (ii) the Closing Date shall be after May 31, 2000.

           SECTION 6.12. Nasdaq National Market Listing. Parent agrees to file with the Nasdaq National Market prior to the Effective Time a Notification of Listing of Additional Shares with respect to the shares of Parent Common Stock issuable or reserved for issuance, in connection with the Merger.

           SECTION 6.13. Offers of Employment; Employee Benefits. Following the Closing Date, Parent shall continue to employ the employees of the Company identified in Section 3.24 of the Company Disclosure Schedule with the salaries, bonus plans and employee benefits as mutually agreed between Parent and Company.

           SECTION 6.14. Stock Options. Pursuant to Section 1.06(d) hereof, at the Effective Time, each outstanding Company Stock Option under the Option Plan, whether or not exercisable, will be assumed by Parent and substituted with an option to acquire Parent Common Stock. After the Effective Time, Parent will issue to each holder of an outstanding Company Stock Option a notice describing the assumption and substitution of such Company Stock Option by Parent. It is intended that Company Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 6.14 shall be applied consistent with such intent. Parent will reserve sufficient shares of Parent Common Stock for issuance under Section 1.06(d) hereof.

           SECTION 6.15. Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options no later than thirty (30) business days after the Closing Date and shall not withdraw such Registration Statement.

           SECTION 6.16.  Indemnification of Directors and Officers.

           (a) For a period of six years from the Closing Date, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects all rights to indemnification existing in favor of the current directors and officers of the Company, as provided in the Company's Articles of Incorporation and Bylaws and as otherwise existing on the date of this Agreement in favor of such directors and officers.

           (b) Parent agrees to pay all expenses, including attorneys' fees, which may be incurred by any director or officer of the Company in enforcing the indemnity and other obligations provided for in this Section 6.16.

           (c) This Section 6.16 shall survive the consummation of the transactions contemplated hereby, is intended to benefit and may be enforced by the directors and officers of the Company, and shall be binding on all successors and assigns of Parent and the Company.

           SECTION 6.17. California Permit; Registered Offering. (a) As promptly as practicable after the execution of this Agreement, Parent shall prepare the necessary documents and apply to obtain a California Permit so that the issuance of the Parent Common Stock in the Merger shall be exempt from registration under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), by virtue of the exemption from registration contained in Section 3(a)(10) thereof. The Company shall cooperate with, and provide information to, Parent in connection with Parent's application for the California Permit. The Company and Parent will respond to any comments from the California Commissioner of Corporations and use their commercially reasonable efforts to have the California Permit granted as soon as practicable after such filing. None of the information supplied by the Company to Parent in connection with the California Permit application or any other document prepared to comply with federal or state securities laws shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

           (b) In the event that a California Permit cannot be issued for any reason, then the parties hereto shall take all action necessary to permit the delivery of Parent Common Stock pursuant to the Merger to be accomplished by means of registration of such Parent Common Stock on a Registration Statement on Form S-4 (or another appropriate form) (the "Registration Statement") under the Securities Act. Promptly after being notified by the California Commissioner of Corporations that a California Permit cannot be issued, Parent shall promptly prepare and file with the SEC the Registration Statement and shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable thereafter. The Company shall cooperate with, and provide information to, Parent in connection with the preparation and seeking of effectiveness of the Registration Statement.

           SECTION 6.18. HSR Act. Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act (if necessary) or any other filing required by antitrust authorities and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust manners. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding and notifying the other party of any communications or discussions with any government agency and affording the other party the opportunity to participate in such communications or discussions.

           SECTION 6.19. Parent Loans. (a) If this Agreement has not been terminated and the Merger has not been consummated by May 31, 2000, Parent shall, if requested in writing by the Company, provide a loan to the Company in a principal amount not to exceed $5,000,000.

           (b) If this Agreement has not been terminated and the Merger has not been consummated by August 15, 2000, Parent shall, if requested in writing by the Company, provide an additional loan to the Company in a principal amount not to exceed $5,000,000.

           (c) If Parent terminates this Agreement in violation of Section 9 at any time prior to August 15, 2000, Parent shall, if requested in writing by the Company, provide a loan the Company in a principal amount not to exceed $5,000,000.

           (d) Each of the loans referred to in clauses (a), (b) and (c) of this
Section 6.19 shall be evidenced by a promissory note substantially in the form of Exhibit F hereto and shall be provided on such other terms and conditions to be agreed between Parent and the Company.

           SECTION 6.20. Noncompetition and Non-Hire Agreements. The Company shall use reasonable efforts to ensure that David Wahl, Chris Koerner and Peter Pappas shall each have executed and delivered to Parent a Noncompetition and Non-hire Agreement on the terms included in the form attached hereto as Exhibit D and on such other terms to be agreed with Parent.


                                    ARTICLE 7
                            CONDITIONS TO THE MERGER

           SECTION 7.01. Conditions to Obligations of Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

           (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects as of the date of this Agreement and each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations in this Agreement required to be performed and complied with by it as of the Effective Time, except, for the purposes of this paragraph (a), where the Losses incurred by the Company as a result of any inaccuracy or breach of any representation or warranty, or failure to perform or comply with any covenant or obligation, would not exceed in the aggregate $20,000,000.

           (b) No Parent Material Adverse Change. There shall not have occurred any Parent Material Adverse Change since the date of this Agreement.

           (c) No Injunction or Restraints; Illegality; HSR Act. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administration, agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated.

           (d) Legal Opinion. Company shall have received a legal opinion of Davis Polk & Wardwell, counsel to Parent, dated as of the Closing Date, substantially in the form of Exhibit C-1 hereto.

           (e) Tax Opinion. The Company and Parent shall each have received opinions from their respective counsel, Cooley Godward LLP and Davis Polk & Wardwell, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company and Parent respectively, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(a) of the Code; provided however, that if counsel to either the Company or Parent does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

           (f) Certificate of Parent. The Company shall have been provided with a certificate executed on behalf of Parent by Parent's Chief Financial Officer to the effect that, as of the Closing Date, each of the conditions set forth in Section
7.01 has been satisfied.

           (g) Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been approved by the Board of Directors of Parent and Sub.

           (h) Nasdaq listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market.

           (i) Issuance of Shares. The issuance of the shares of Parent Common Stock in the Merger shall either be registered under the Securities Act or exempt from such registration by virtue of the exemption contained in Section 3(a)(10) of the Securities Act.

           SECTION 7.02. Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

           (a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time, except, for the purposes of this paragraph (b), where the Losses incurred by Parent as a result of any inaccuracy or breach of any representation or warranty, or failure to perform or comply with any covenant or obligation, would not exceed in the aggregate $20,000,000 (provided that this will not in any way affect the indemnity provided in Article 8 hereof).

           (b) Third Party Consents. Any consent or approval required under the License and Service Agreement dated June 11, 1998 between the Company and Packet Engines (WA) Incorporated shall have been obtained.

           (c) No Injunction or Restraints; Illegality; HSR Act. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administration, agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. All waiting periods, if any, under the

HSR Act relating to the transactions contemplated hereby will have expired or been terminated.

           (d) Legal Opinion. Parent shall have received a legal opinion from Cooley Godward LLP, legal counsel to the Company, substantially in the form of Exhibit C-2 hereto.

           (e) Noncompetition and Non-Hire Agreements. Each of the Key Employees shall have executed and delivered to Parent a Noncompetition and No- Hire Agreement in the form attached hereto as Exhibit D.

           (f) No Company Material Adverse Change. There shall not have occurred any Company Material Adverse Change since the date of this Agreement.

           (g) Requisite Stockholder Vote. This Agreement and the Merger shall have been approved by the Stockholders in accordance with the Company's Certificate of Incorporation and the DGCL.

           (h) Dissenting Shares. The holders of not more than 10% of the Company's voting securities outstanding immediately prior to the Effective Time shall be entitled to have such securities treated as Dissenting Shares.

           (i) Affiliate Agreements. Each of the persons listed in Section 6.08 of the Company Disclosure Schedule shall have executed an Affiliate Agreement in substantially the form attached as Exhibit B unless (i) Parent and the Company agree that the Merger will not be accounted for as a pooling of interests or
(ii) the Closing Date occurs after May 31, 2000.

           (j) Certificate of the Company. Parent shall have been provided with a certificate executed on behalf of the Company by its Chief Executive Officer to the effect that, as of the Closing Date, each of the conditions set forth in
Section 7.02 has been satisfied.

           (k) FIRPTA Certificate. The Company shall have executed and delivered to Parent a statement in a form acceptable to Parent complying with the requirements of Treasury Regulation Section 1.897-2(h) and signed by the Chief Executive Officer of the Company to the effect that the Company is not a U.S. Real Property Holding Company as defined in Section 897 of the Code.

           (l) Lockups. If the Closing Date shall be before June 5, 2000, Parent shall have received lock-up agreements with respect to at least 80% of the Parent Common Stock to be issued in the Merger, pursuant to which the Stockholders who are to receive such Parent Common Stock each agree not to offer to sell, grant any option for the sale of, or otherwise dispose of any such Parent Common Stock prior to June 5, 2000.


                                    ARTICLE 8
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

           SECTION 8.01. Survival of Representations and Warranties. All of the Company's representations and warranties in this Agreement, as modified by the Company Disclosure Schedule delivered on the date of this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the earlier of the date which is ten days following delivery to Parent of the auditor's report for the first audit of Parent's financial statements after the Closing Date or the date which is one year following the Closing Date (the "Expiration Date"). All of Parent's and Sub's representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate at the Closing.

           SECTION 8.02.  Escrow Arrangements.

           (a) Escrow Fund. As security for the indemnity provided for in this
Section 8.02 and by virtue of this Agreement, the Stockholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Amount) without any act of any Stockholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Stockholder, will be deposited with U.S. Bank Trust, National Association (or other institution acceptable to Parent and the Stockholder Representative (as defined in Section 8.03)) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Effective Time, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. The portion of the Escrow Amount contributed on behalf of each Stockholder shall be in proportion to the aggregate Parent Common Stock to which such holder would otherwise be entitled under Section 1.06. The Stockholders shall indemnify and hold Parent and its officers, directors and affiliates (the "Indemnified Parties") harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement, (ii) any failure by the Company to perform or comply with any covenant contained in this Agreement, or (iii) any action, suit or proceeding which is pending or threatened against the Company as of the Effective Time. No Stockholder shall have any right to contribution from the Company for any claim made by Parent after the Effective Time.

           (b) Limitation on Liability. Notwithstanding the foregoing, the Stockholders shall not be obligated to indemnify Parent, or any of its officers, directors and affiliates, pursuant to this Section 8.02 unless and until the amount of all Losses incurred by Parent, and its officers, directors and affiliates taken as a group, exceeds $1,000,000 in the aggregate, in which event the Stockholders shall indemnify, pursuant to this Section 8.02 and subject to the limitation set forth in the following sentence, Parent, and its officers, directors and affiliates, for all Losses incurred by them in the aggregate to the extent they exceed $1,000,000. Parent and the Company hereby agree that Parent's sole and exclusive recourse against the Company and the Stockholders for any Loss or claim of Losses arising out of or relating to this Agreement shall be expressly limited to the Escrow Fund and in accordance with the indemnification provisions of this Article 8.

           (c) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., P.S.T. on the Expiration Date (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in reasonable judgement of Parent, subject to the objection of the Stockholder Representative and the subsequent arbitration of the matter in the manner provided in Section 8.02(g) hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate (as defined in paragraph (d) below) delivered to the Escrow Agent prior to termination of such Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Stockholders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the Stockholders pursuant to this Section 8.02(c) shall be made in proportion to their respective original contributions to the Escrow Fund.

           (d) Protection of Escrow Fund.

               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

               (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

               (iii) Each Stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the Stockholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such Stockholders.

           (e) Claims Upon Escrow Fund.

               (i) Subject to subsection (e) below, thirty (30) days after the Escrow Agent has received, provided such receipt is on or before the Expiration Date, a certificate signed by any officer of Parent (an "Officer's Certificate") (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.02(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund with a value equal to such Losses.

               (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund as indemnity pursuant to Section 8.02(e)(i) hereof, the shares of Parent Common Stock shall be valued at the Average Price, which the parties shall certify to the Escrow Agent in writing.

           (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 8.02(e) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 8.02(e) hereof; provided, however, that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period, with a copy of such objection to be simultaneously transmitted to Parent.

           (g) Resolution of Conflicts; Arbitration.

               (i) In case the Stockholder Representative shall object in writing to any claim or claims made in any Officer's Certificate, such Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If such Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

               (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the damage or Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and such Stockholder Representative. In the event that within forty-five (45) days after submission of any dispute to arbitration, Parent and such Stockholder Representative cannot mutually agree on one arbitrator, Parent and such Stockholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

               (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in the County of Santa Clara, California, in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

           (h) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholder Representative of such claim, and the Stockholders shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim against the Escrow Fund. In the event that the Stockholder Representative has consented to any such settlement, the Stockholders shall have no power or authority to object under any provision of this Article 8 to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

           (i) Escrow Agent's Duties.

               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

               (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or
          (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common

          Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Escrow Agent's duties under this Agreement, including but not limited to any Litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and the terms of this Article 8 and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

           (j) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent attached hereto as Exhibit E. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

           (k) Consequential Damages. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damages and regardless of the form of action.

           (l) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

           SECTION 8.03.  Stockholder Representative.

           (a) In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, Steven P. Flannery shall be appointed as agent and attorney-in-fact (the "Stockholder Representative"") for each Stockholder, for and on behalf of the Stockholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a majority in interest in the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of a majority in interest in the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for his or her services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders.


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


           (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders.

           A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision, act, consent or instruction of all Stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.


                                    ARTICLE 9
                        TERMINATION, AMENDMENT AND WAIVER

           SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

           (a) by mutual written agreement of the Company and Parent;

           (b) by either the Company or Parent, if:

               (i) the Merger has not been consummated on or before September 30, 2000 (the "End Date"), provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

               (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction,


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


          order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

               (iii) as permitted by Section 5.03(b)(iv), the Board of Directors of the Company shall have failed to make or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, or shall have failed to call the Company Stockholder Meeting in accordance with Section 5.02, provided that the Company shall have paid any amounts due pursuant to Sections 10.04(b) and (c) in accordance with the terms, and at the times, specified therein, and provided, further, that, in the case of any termination by the Company, (i) the Company notifies Parent, in writing and at least 72 hours prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal of the nature described in Section 5.03(c), attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (ii) Parent does not make, within 72 hours of receipt of such written notification, an offer that is at least as favorable to the shareholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such 72-hour period.

           (c) by Parent, if (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.01(e), 7.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date, (ii) the Company shall have failed to call the Stockholder Meeting in accordance with Section 5.02, or (iii) an event having a Company Material Adverse Change shall have occurred after the date of this Agreement and the effect of such event is not reversed within 10 days of such occurrence such that it no longer has a Company Material Adverse Change; or

           (d) by the Company, if (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or Sub set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.01(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date, or (ii) an event having a Parent Material Adverse Change shall have occurred after the date of this Agreement and the effect of such event is not reversed within 10 days of such occurrence such that it no longer has a Parent Material Adverse Change.


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


The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other party.

           SECTION 9.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company, or their respective officers, directors or Stockholders, provided that each party shall remain liable for any willful breaches of this Agreement prior to its termination; provided further that, the provisions of Sections 6.02, 6.03, Article 10 and this Section 9.02 shall remain in full force and effect and survive any termination of this Agreement.

           SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

           SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE 10
                               GENERAL PROVISIONS

           SECTION 10.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or (b) one business day after sent if sent by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:


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


                     (a)       if to Parent or Sub, to:
                               Vitesse Semiconductor Corporation
                               741 Calle Plano
                               Camarillo, CA  93012
                               Attention:  Yatin Mody
                               Telephone No.:(805) 388-7559
                               Facsimile No:(805) 388-7565

           with a copy to:

                               Davis Polk & Wardwell
                               1600 El Camino Real
                               Menlo Park, CA 94025
                               Attention:  Francis S. Currie
                               Telephone No.: 650-752-2000
                               Facsimile No.:  650-752-2111

                     (b)       if to the Company, to
                               Sitera Incorporated
                               1820 Lefthand Circle
                               Longmont, CO
                               Attn: Steven Flannery
                               Telephone No: (303) 651-1000
                               Facsimile No: (303) 651-1199

           with a copy to:

                               Cooley Godward LLP
                               2595 Canyon Blvd., Suite 260
                               Boulder, CO 80302
                               Attention: Michael L. Platt, Esq.
                               Telephone No.: (303) 546-4000
                               Facsimile No.: (303) 546-4099

                     (c)       if to the Stockholder Representative, to:

                               Sitera Incorporated
                               1820 Lefthand Circle
                               Longmont, CO
                               Attn: Steven Flannery
                               Telephone No.: (303) 651-1000
                               Facsimile No.:   (303) 651-1199


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


                     (d)       if to the Escrow Agent, to:

                               U.S. Bank Trust, National Association
                               Global Escrow Depositary Services
                               One California Street, 4th Floor
                               San Francisco, CA 94111
                               Attn: Ann Gadsby
                               Telephone No.:(415) 273-4500
                               Facsimile No.:(415) 273-4593

           SECTION 10.02. Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           SECTION 10.03. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

           SECTION 10.04. Expenses. (a) Except as otherwise provided in this Section or Section 6.03, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

           (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to (x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (y) below, within two Business Days following such Payment Event, a fee of $22.5 million.

           "Payment Event" means (x) the termination of this Agreement by the Company pursuant to Section 9.01(b)(iii), (y) termination of this Agreement by the Company in violation of Section 9 or (z) the occurrence of any of the following events within 9 months of the termination of this Agreement pursuant to Sections 9.01(c): (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (ii) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company; (iii) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Company Stock; or (iv) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Company Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Company.


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


           SECTION 10.05. Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Related Agreements and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof (other than any letter agreements between the Company and Parent executed on the date hereof); (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law).

           SECTION 10.06. No Implied Representations. Parent and Company acknowledge that, except as expressly provided in Articles 3 and 4, and except as expressly provided in any document delivered by a party hereto to any other party hereto in connection with the transactions contemplated hereby none of the parties (and no other person) has made or is making any representations or warranties whatsoever, implied or otherwise.

           SECTION 10.07. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

           SECTION 10.08. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

           SECTION 10.09. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.


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


           SECTION 10.10. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

           IN WITNESS WHEREOF, Parent, Sub, the Company, the Stockholder Representative and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

VITESSE SEMICONDUCTOR                         SITERA INCORPORATED
      CORPORATION


By:    /s/ Louis R. Tomasetta                 By: /s/ Steven P. Flannery
  -------------------------------------         --------------------------------
Name:  Louis R. Tomasetta                    Name:  Steven P. Flannery
Title: President and CEO                     Title: President


SOUTHPAW ACQUISITION
      CORP.


By:   /s/ Louis R. Tomasetta
  -------------------------------------
Name:  Louis R. Tomasetta
Title: President and Assistant Secretary


STOCKHOLDER REPRESENTATIVE
 (As to the provisions of Article 8 only)

By:  /s/ Steven P. Flannery
  -------------------------------------
Name: Steven P. Flannery
Title:


ESCROW AGENT
(As to the provisions of Article 8 only)

By:   /s/ Ann Gadsby
  -------------------------------------
Name:  Ann Gadsby
Title: Vice President, U.S. Bank Trust National Association


                  [SIGNATURE PAGE TO REORGANIZATION AGREEMENT]


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